SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-6463
SERIES NO.: 3



74U.  1.  Number of shares outstanding (000's Omitted)
          Class A Shares  36,842
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B Shares  37,252
          Class C Shares   1,833


74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares  $11.00
      2. Net asset value per share of a second class of open-end company shares ( to nearest cent)
          Class B Shares  $10.42
          Class C Shares  $10.42